FINANCIAL HIGHLIGHTS
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Nine Months Ended
                                                                 Third Quarter                        September 30
- -----------------------------------------------------------------------------------------------------------------------------------
                                                          1994        1993      % Change          1994       1993    % Change
(dollars in thousands except per common share data)               (Restated)****<F4>                       (Restated)****<F4>
- -----------------------------------------------------------------------------------------------------------------------------------
INCOME DATA
   Net income                                         $     9,423  $    23,870      (61)%   $     54,634  $     72,385      (25)%
   Net interest income (FTE)*<F1>                          65,951       63,710        4 %        193,504       192,690        - %
- -----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net income - primary                               $      0.32  $      0.87      (63)%   $       1.95  $       2.65      (26)%
   Net income - fully diluted                                0.32         0.80      (60)%           1.86          2.42      (23)%
   Book value (end of period)                               16.56        16.72       (1)%          16.56         16.72       (1)%
   Tangible book value (end of period)                      16.01        16.07        - %          16.01         16.07        - %
   Cash dividends                                            0.30         0.20       50 %           0.80          0.60       33 %
- -----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
   Securities                                         $ 2,954,486  $ 3,053,247       (3)%   $  3,085,178  $  3,075,256        - %
   Loans and leases**<F2>                               2,891,730    2,437,291       19 %      2,745,368     2,361,198       16 %
   Earning assets                                       5,871,663    5,855,578        - %      5,890,143     5,774,467        2 %
   Total assets                                         6,374,842    6,379,762        - %      6,432,566     6,293,998        2 %
   Deposits                                             5,184,315    5,159,238        - %      5,219,772     5,184,864        1 %
   Stockholders' equity                                   495,874      480,591        3 %        505,900       460,405       10 %
- -----------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
   Return on average assets                                  0.59 %       1.48 %                    1.14 %        1.54 %
   Return on average total equity                            7.54 %      19.71 %                   14.44 %       21.02 %
   Return on average common equity                           6.85 %      21.49 %                   14.63 %       23.08 %
   Net interest margin                                       4.47 %       4.33 %                    4.39 %        4.46 %
    Equity ratio *** <F3>                                   64.58 %      61.48 %                   63.80 %       60.03 %
   Overhead ratio *** <F3>                                   2.23 %       2.00 %                    2.13 %        1.97 %
   Allowance for loan losses to loans and leases**<F2>       1.87 %       2.82 %                    1.87 %        2.82 %
   Equity ratio                                              7.62 %       7.30 %                    7.62 %        7.30 %
   Leverage ratio                                            8.24 %       7.50 %                    8.24 %        7.50 %
- -----------------------------------------------------------------------------------------------------------------------------------
<F1>*    Based on a 35% tax rate.
<F2>**   Net of unearned income.
<F3>***  Exclusive of securities transactions.
<F4>**** First Commerce Corporation's financial information for 1993 has been restated to include First Acadiana National Bancshares, Inc.


SELECTED FINANCIAL DATA (dollars in thousands except per share data)

                                                                           1994                                 1993
- --------------------------------------------------------------------------------------------------------------------------------
                                                            Third         Second          First         Fourth        Third
                                                           Quarter        Quarter        Quarter       Quarter       Quarter
                                                                                                      (Restated)    (Restated)
- --------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
  Total assets                                         $  6,374,842   $  6,320,118   $  6,597,863   $ 6,487,017   $ 6,379,762
  Earning assets                                          5,871,663      5,788,051      6,011,953     5,946,367     5,855,578
  Loans and leases*<F1>                                   2,891,730      2,707,502      2,633,335     2,552,923     2,437,291
  Securities                                              2,954,486      3,017,831      3,287,273     3,221,279     3,053,247
  Deposits                                                5,184,315      5,201,291      5,276,203     5,181,477     5,159,238
  Long-term debt                                             89,039         89,349         89,694        94,354        95,453
  Stockholders' equity                                      495,874        496,635        518,026       499,463       480,591
- --------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
  Total interest income                                $    102,914   $     96,708   $     97,183   $    97,608   $    98,709
  Net interest income                                        64,516         61,990         62,746        61,882        62,102
  Net interest income (FTE)                                  65,951         63,349         64,204        63,359        63,710
  Provision for loan losses                                  (2,550)        (4,832)        (3,832)         (600)       (2,233)
  Other income (exclusive of securities transactions)        26,979         27,231         27,379        26,171        25,087
  Securities transactions                                   (20,576)        (6,683)         1,122          (926)          229
  Operating expense                                          60,014         59,011         56,472        59,370        54,589
  Net income                                                  9,423         19,079         26,132        22,829        23,870
- --------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
  Return on average assets                                     0.59 %         1.21 %         1.61 %        1.40 %        1.48 %
  Return on average total equity                               7.54 %        15.41 %        20.46 %       18.13 %       19.71 %
  Return on average common equity                              6.85 %        15.35 %        22.17 %       19.63 %       21.49 %
  Net interest margin                                          4.47 %         4.38 %         4.30 %        4.24 %        4.33 %
  Overhead ratio                                               2.23 %         2.20 %         1.96 %        2.22 %        2.00 %
  Allowance for loan losses to loans and leases*<F1>           1.87 %         2.09 %         2.40 %        2.55 %        2.82 %
  Nonperforming assets to loans and leases*<F1>
    plus foreclosed assets                                     0.70 %         0.84 %         0.98 %        1.22 %        1.57 %
  Allowance for loan losses to nonperforming loans           342.33 %       324.05 %       311.07 %      268.26 %      256.66 %
  Equity ratio                                                 7.62 %         7.80 %         7.96 %        7.65 %        7.30 %
  Leverage ratio                                               8.24 %         8.31 %         7.81 %        7.63 %        7.50 %
- --------------------------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA

EARNINGS PER SHARE
  Primary                                              $       0.32   $       0.68   $       0.95   $      0.83   $      0.87
  Fully diluted                                        $       0.32   $       0.65   $       0.86   $      0.76   $      0.80

COMMON DIVIDENDS
  Cash dividends                                       $       0.30   $       0.25   $       0.25   $      0.25   $      0.20
  Dividend payout ratio                                       93.75 %        36.76 %        26.32 %       30.12 %       22.99 %

BOOK VALUES (end of period)
  Book value                                           $      16.56   $      16.56   $      17.14   $     17.28   $     16.72
  Tangible book value                                  $      16.01   $      15.99   $      16.55   $     16.66   $     16.07

COMMON STOCK DATA
  High stock price                                     $      28.75   $      30.00   $      28.50   $     31.80   $     31.80
  Low stock price                                      $      25.75   $      23.50   $      24.00   $     23.90   $     28.40
  Closing stock price                                  $      26.75   $      28.25   $      24.00   $     25.13   $     30.00
  Trading volume                                          4,667,900      7,274,300     12,340,097     8,516,265     2,935,716
  Number of stockholders (end of period)                      7,620          7,607          7,508         7,604         7,507

AVERAGE COMMON SHARES OUTSTANDING (in thousands)
  Primary                                                    26,321         26,329         26,302        26,191        26,171
  Fully diluted                                              26,321         32,260         32,245        32,199        32,181

NUMBER OF EMPLOYEES (end of period)                           3,467          3,545          3,460         3,400         3,343
- --------------------------------------------------------------------------------------------------------------------------------
<F1> *Net of unearned income.

THIRD QUARTER IN REVIEW

     First Commerce Corporation's (FCC) net income for the third quarter of 1994 was $9.4 million. The most significant factor affecting the third quarter's net income was a $13.3 million loss, after tax, on the sale of $500 million of Treasury securities. Net income was $23.9 million in the third quarter of 1993 and $19.1 million in the second quarter of 1994.
     Earnings per common share were $.32 on both a primary and fully diluted basis in the third quarter. Fully diluted earnings per common share were $.80 and $.65 in last year's third quarter and the second quarter of 1994, respectively. Primary earnings per common share were $.87 in 1993's third quarter and $.68 in the second quarter of this year. Return on average assets was .59% in this quarter, and return on average total equity was 7.54%.
     At the end of the third quarter, FCC sold $500 million in Treasury securities and purchased a similar amount of Treasury securities with a 219 basis point higher yield. The resultant $13.3 million after tax loss on securities transactions will be recaptured through higher net interest income within 24 months. Securities transactions resulted in a $.41 negative impact on fully diluted earnings per share this quarter. During 1994's second quarter, FCC sold $490 million in Treasury securities and repurchased a like amount of higher yielding Treasury securities. These transactions resulted in a $4.3 million after tax loss on securities transactions during the second quarter.
     Net interest income (FTE) was $66.0 million in the third quarter, 4% higher than in both 1993's third quarter and the second quarter of this year. FCC's net interest margin increased 14 basis points from last year and was up 9 basis points from the second quarter of 1994. Loan growth was the primary contributor to the improvements from both periods. Average loans were up 19% from 1993's third quarter and increased 7% from the prior quarter. Additional factors contributing to the increase from the same period last year were an increase in the yield on securities and a 9% increase in average interest-free funds from the third quarter of 1993. Increased securities yields, primarily due to the securities sales during the second quarter, also contributed to the increase from the second quarter of 1994.
     Improving loan quality again resulted in a negative provision for loan losses. The provision for loan losses was a negative $2.6 million, compared to a negative $2.2 million in 1993's third quarter and last quarter's negative $4.8 million.
     Other income, excluding losses on securities transactions and a $1.1 million unrealized loss in the current quarter on mortgage loans held for sale, increased over both prior periods. Higher volumes of transactions and accounts were the primary causes of the increases from both periods.
     Operating expense increased from both last year's third quarter and the prior quarter. Investments in personnel and initiatives for future revenue growth continued, resulting in higher personnel, equipment and professional fees expenses.
     A more detailed review of FCC's financial condition and earnings for the third quarter follows. This review should be read in conjunction with the consolidated financial statements of First Commerce Corporation and Subsidiaries, which follows this review and the Financial Review in the 1993 Annual Report.

EARNINGS ANALYSIS
Net Interest Income
     Net interest income (FTE) for the third quarter was $66.0 million, 4% higher than in both 1993's third quarter and the second quarter of 1994. For the first nine months, net interest income was $193.5 million, an increase of $814,000 (less than 1%) from 1993's first nine months.
     Net interest income increased $2.2 million from the third quarter of 1993. The net interest spread was 3.77%, up 4 basis points from last year's third quarter, and the net interest margin was 4.47% this quarter, a 14 basis point improvement over the third quarter of 1993. These increases were primarily due to a 19% increase in average loans. Loans were 49% of average earning assets in the third quarter of 1994, compared to 42% in the same period of last year. Increasing loan demand, which contributes to a more favorable earning asset mix, is a trend expected to continue throughout 1994. Additional factors contributing to the increase in net interest income were a 7 basis point increase in the yield on the securities portfolio and a 9% increase in average interest-free funds. Partially offsetting these favorable trends were a decrease in the yield on loans and a 134 basis point increase in the rate on short-term borrowings due to the current quarter's higher interest rate environment. Although loan volume increased over 1993's third quarter, new loans had lower yields than maturing and prepaying loans.
     In comparing the second and third quarters of 1994, net interest income increased $2.6 million this quarter. The net interest spread was 4 basis points higher than last quarter's and the net interest margin increased 9 basis points this quarter. The principal causes of these improvements were a 7% increase in average loans and higher yields on loans and securities, partially offset by the repricing of interest-bearing deposits in an increasing rate environment. The cost of interest-bearing deposits increased 20 basis points from the prior quarter.
     For the nine months, net interest income was $193.5 million, an $814,000 increase from the comparable 1993 period. The effects of the 16% growth of average loans and the improved funding mix were partially offset by lower yields on earning assets. Interest-free funds grew 11% and funded 21% of average earning assets, compared to 19% last year. The net interest margin was 4.39% for the first nine months of 1994, a 7 basis point decrease from the same period of 1993. The yield on earning assets was 12 basis points lower due to the impact of lower interest rates on the repricing of loans and the reinvestment of securities, while the cost of interest-bearing liabilities increased 1 basis point.


TABLE 1.  SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME (FTE)*<F1> AND INTEREST RATES
- ------------------------------------------------------------------------------------------------------------------------------------
                                                    Third Quarter 1994           Second Quarter 1994         Third Quarter 1993
                                                                                                                  (Restated)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                  Average                      Average                     Average
(dollars in thousands)                            Balance   Interest Rate      Balance  Interest  Rate     Balance  Interest Rate
- ------------------------------------------------------------------------------------------------------------------------------------
ASSETS
 EARNING ASSETS
  Loans and leases**<F2>                       $ 2,891,730 $ 62,952   8.65 % $2,707,502 $ 57,605  8.53 %$2,437,291  $55,382  9.02 %
  Securities
    Taxable                                      2,858,114   38,511   5.37    2,924,451   37,361  5.12   2,942,865   38,665  5.23
    Tax-exempt                                      96,372    2,605  10.81       93,380    2,551 10.93     110,382    3,222 11.68
- ------------------------------------------------------------------------------------------------------------------------------------
      Total securities                           2,954,486   41,116   5.54    3,017,831   39,912  5.30   3,053,247   41,887  5.47
- ------------------------------------------------------------------------------------------------------------------------------------
  Interest-bearing deposits in
    Domestic banks                                   1,869       16   3.40        8,611       75  3.49      87,478      742  3.37
    Foreign banks***<F3>                            11,583      117   4.01       46,659      390  3.35     263,253    2,189  3.30
  Federal funds sold and securities purchased
    under resale agreements                         10,583      120   4.17        5,984       65  4.36      10,310       77  2.95
  Trading account securities                         1,412       28   7.88        1,464       20  5.55       3,999       40  3.98
- ------------------------------------------------------------------------------------------------------------------------------------
      Total money market investments                25,447      281   4.02       62,718      550  3.52     365,040    3,048  3.31
- ------------------------------------------------------------------------------------------------------------------------------------
      Total earning assets                       5,871,663 $104,349   7.06 %  5,788,051 $ 98,067  6.79 % 5,855,578 $100,317 6.81 %
- ------------------------------------------------------------------------------------------------------------------------------------
 NONEARNING ASSETS
  Other assets **** <F4>                           560,360                      594,523                    597,731
  Allowance for loan losses                        (57,181)                     (62,456)                   (73,547)
- ------------------------------------------------------------------------------------------------------------------------------------
      Total assets                             $ 6,374,842                   $6,320,118                 $6,379,762
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
 INTEREST-BEARING LIABILITIES
  Interest-bearing deposits
    NOW account deposits                       $   813,877 $  3,024   1.47 % $  844,015  $ 2,951  1.40 %$  847,643  $ 2,996  1.40 %
    Money market investment deposits               720,226    3,679   2.03      734,624    3,526  1.93     799,983    4,658  2.31
    Savings and other consumer time deposits     2,070,091   19,196   3.68    2,035,207   17,506  3.45   2,058,436   18,774  3.62
    Time deposits $100,000 and over                391,116    3,834   3.89      375,314    3,364  3.60     327,320    2,860  3.47
    Foreign branch time deposits                     4,713       49   4.12        5,527       49  3.56      10,027       66  2.61
- ------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits            4,000,023   29,782   2.95    3,994,687   27,396  2.75   4,043,409   29,354  2.88
- ------------------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                            537,546    5,808   4.29      465,089    4,554  3.93     578,344    4,295  2.95
  Long-term debt                                    89,039    2,808  12.51       89,349    2,768 12.43      95,453    2,958 12.29
- ------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities         4,626,608 $ 38,398   3.29 %  4,549,125 $ 34,718  3.06 % 4,717,206  $36,607  3.08 %
- ------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS' EQUITY
  Noninterest-bearing deposits                   1,184,292                    1,206,604                  1,115,829
  Other liabilities                                 68,068                       67,754                     66,136
  Stockholders' equity                             495,874                      496,635                    480,591
- ------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities & stockholders' equity $ 6,374,842                   $6,320,118                 $6,379,762
====================================================================================================================================
      Net interest income (FTE)*<F1> and margin            $ 65,951   4.47 %            $ 63,349  4.38 %            $63,710  4.33 %
====================================================================================================================================
      Net earning assets and spread            $ 1,245,055            3.77 % $1,238,926           3.73 %$1,138,372          3.73 %
====================================================================================================================================
<F1>*   Based on a 35% tax rate.
<F2>**  Net of unearned income, prior to deduction of allowance for loan losses and including nonaccrual loans.
<F3>*** Principally foreign branches of foreign and domestic banks; other foreign assets and revenues are insignificant and have therefore not been separately disclosed in this schedule.
<F4>****All 1994 periods presented include mark-to-market adjustments on securities available for sale.



TABLE 1.  SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME (FTE)*<F1> AND INTEREST RATES
- ------------------------------------------------------------------------------------------------------------------------
                                                           Nine Months Ended               Nine Months Ended
                                                           September 30, 1994      September 30, 1993 (Restated)
- ------------------------------------------------------------------------------------------------------------------------
                                                  Average                         Average
(dollars in thousands)                            Balance   Interest  Rate        Balance   Interest  Rate
- ------------------------------------------------------------------------------------------------------------------------
ASSETS
 EARNING ASSETS
  Loans and leases**<F2>                       $ 2,745,368 $ 176,971  8.61 %   $ 2,361,198 $ 161,131  9.12 %
  Securities
    Taxable                                      2,988,799   114,641  5.12       2,967,332   120,560  6.69
    Tax-exempt                                      96,379     7,865 10.88         107,924     9,972 12.32
- ------------------------------------------------------------------------------------------------------------------------
      Total securities                           3,085,178   122,506  5.30       3,075,256   130,532  5.67
- ------------------------------------------------------------------------------------------------------------------------
  Interest-bearing deposits in
    Domestic banks                                  10,674       277  3.47          90,809     2,281  3.36
    Foreign banks***<F3>                            36,399       922  3.39         231,157     5,934  3.43
  Federal funds sold and securities purchased
    under resale agreements                         10,983       310  3.80          12,736       281  2.95
  Trading account securities                         1,541        71  6.16           3,311       129  5.20
- ------------------------------------------------------------------------------------------------------------------------
      Total money market investments                59,597     1,580  3.52         338,013     8,625  3.41
- ------------------------------------------------------------------------------------------------------------------------
      Total earning assets                       5,890,143  $301,057  6.83 %     5,774,467  $300,288  6.95 %
- ------------------------------------------------------------------------------------------------------------------------
 NONEARNING ASSETS
  Other assets **** <F4>                           604,663                         596,288
  Allowance for loan losses                        (62,240)                        (76,757)
- ------------------------------------------------------------------------------------------------------------------------
      Total assets                             $ 6,432,566                     $ 6,293,998
========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
 INTEREST-BEARING LIABILITIES
  Interest-bearing deposits
    NOW account deposits                       $   852,597 $   9,030  1.42 %   $   858,987 $   8,923  1.39 %
    Money market investment deposits               733,325    10,811  1.97         792,589    12,772  2.15
    Savings and other consumer time deposits     2,046,928    53,623  3.50       2,086,550    57,531  3.69
    Time deposits $100,000 and over                381,179    10,368  3.64         337,233     8,984  3.56
    Foreign branch time deposits                     5,316       137  3.45          10,123       198  2.61
- ------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits            4,019,345    83,969  2.79       4,085,482    88,408  2.89
- ------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                            550,548    15,200  3.69         489,320    10,378  2.83
  Long-term debt                                    89,359     8,384 12.54          95,536     8,812 12.33
- ------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities         4,659,252  $107,553  3.09 %     4,670,338  $107,598  3.08 %
- ------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS' EQUITY
  Noninterest-bearing deposits                   1,200,427                       1,099,382
  Other liabilities                                 66,987                          63,873
  Stockholders' equity                             505,900                         460,405
- ------------------------------------------------------------------------------------------------------------------------
      Total liabilities & stockholders' equity $ 6,432,566                     $ 6,293,998
========================================================================================================================
      Net interest income (FTE)*<F1> and margin            $ 193,504  4.39 %                $192,690  4.46 %
========================================================================================================================
      Net earning assets and spread            $ 1,230,891            3.74 %   $ 1,104,129            3.87 %
========================================================================================================================
<F1>*   Based on a 35% tax rate.
<F2>**  Net of unearned income, prior to deduction of allowance for loan losses and including nonaccrual loans.
<F3>*** Principally foreign branches of foreign and domestic banks; other foreign assets and revenues are insignificant and have therefore not been separately disclosed in this schedule.
<F4>****All 1994 periods presented include mark-to-market adjustments on securities available for sale.



TABLE 2. SUMMARY OF CHANGES IN NET INTEREST INCOME (FTE)*<F1>
- --------------------------------------------------------------------------------------------------------------------------

                                                        Third Quarter 1994                      Third Quarter 1994
                                              Compared to Second Quarter 1994   Compared to Third Quarter 1993 (Restated)
- --------------------------------------------------------------------------------------------------------------------------
                                                  Total        Due to       Due to      Total       Due to       Due to
                                                Increase      Change in   Change in    Increase    Change in   Change in
(in thousands)                                 (Decrease)      Volume       Rate      (Decrease)     Volume       Rate
- --------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
 Loans and leases                             $     5,347   $    3,987   $   1,360   $    7,570   $   9,973   $  (2,403)
 Securities
   Taxable                                          1,150         (861)      2,011         (154)     (1,129)        975
   Tax-exempt                                          54           81         (27)        (617)       (390)       (227)
- --------------------------------------------------------------------------------------------------------------------------
     Total securities                               1,204         (780)      1,984         (771)     (1,519)        748
- --------------------------------------------------------------------------------------------------------------------------
 Interest-bearing deposits in
   Domestic banks                                     (59)         (58)         (1)        (726)       (733)          7
   Foreign banks                                     (273)        (341)         68       (2,072)     (2,460)        388
 Federal funds sold and securities purchased
     under resale agreements                           55           52           3           43           2          41
 Trading account securities                             8           (1)          9          (12)        (36)         24
- --------------------------------------------------------------------------------------------------------------------------
     Total money market investments                  (269)        (348)         79       (2,767)     (3,227)        460
- --------------------------------------------------------------------------------------------------------------------------
     Total interest income                    $     6,282   $    2,859   $   3,423   $    4,032   $   5,227   $  (1,195)
==========================================================================================================================
INTEREST-BEARING LIABILITIES
 Interest-bearing deposits
   NOW account deposits                       $        73   $     (108)  $     181   $       28   $    (122)  $     150
   Money market investment deposits                   153          (70)        223         (979)       (439)       (540)
   Savings and other consumer time deposits         1,690          304       1,386          422         107         315
   Time deposits $100,000 and over                    470          146         324          974         599         375
   Foreign branch time deposits                       -             (8)          8          (17)        (45)         28
- --------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                2,386          264       2,122          428         100         328
- --------------------------------------------------------------------------------------------------------------------------
 Short-term borrowings                              1,254          754         500        1,513        (321)      1,834
 Long-term debt                                        40          (10)         50         (150)       (202)         52
- --------------------------------------------------------------------------------------------------------------------------
     Total interest expense                   $     3,680   $    1,008   $   2,672   $    1,791   $    (423)  $   2,214
- --------------------------------------------------------------------------------------------------------------------------
     Change in net interest income (FTE)*<F1> $     2,602   $    1,851   $     751   $    2,241   $   5,650   $  (3,409)
==========================================================================================================================
<F1>*  Based on a 35% tax rate.



TABLE 2. SUMMARY OF CHANGES IN NET INTEREST INCOME (FTE)*<F1>
- -----------------------------------------------------------------------------------
                                               Nine Months Ended September 30, 1994
                                                   Compared to Nine Months Ended
                                                   September 30, 1993 (Restated)
- -----------------------------------------------------------------------------------
                                                 Total      Due to      Due to
                                                 Increase   Change in   Change in
(in thousands)                                   (Decrease) Volume      Rate
- -----------------------------------------------------------------------------------
EARNING ASSETS
 Loans and leases                                $ 15,840   $  25,133   $ (9,293)
 Securities
   Taxable                                         (5,919)        867     (6,786)
   Tax-exempt                                      (2,107)     (1,007)    (1,100)
- -----------------------------------------------------------------------------------
     Total securities                              (8,026)       (140)    (7,886)
- -----------------------------------------------------------------------------------
 Interest-bearing deposits in
   Domestic banks                                  (2,004)     (2,077)        73
   Foreign banks                                   (5,012)     (4,934)       (78)
 Federal funds sold and securities purchased
     under resale agreements                           29         (42)        71
 Trading account securities                           (58)        (78)        20
- -----------------------------------------------------------------------------------
     Total money market investments                (7,045)     (7,131)        86
- -----------------------------------------------------------------------------------
     Total interest income                       $    769   $  17,862   $(17,093)
===================================================================================
INTEREST-BEARING LIABILITIES
 Interest-bearing deposits
   NOW account deposits                          $    107   $     (67)  $    174
   Money market investment deposits                (1,961)       (917)    (1,044)
   Savings and other consumer time deposits        (3,908)     (1,077)    (2,831)
   Time deposits $100,000 and over                  1,384       1,192        192
   Foreign branch time deposits                       (61)       (112)        51
- -----------------------------------------------------------------------------------
     Total interest-bearing deposits               (4,439)       (981)    (3,458)
- -----------------------------------------------------------------------------------
 Short-term borrowings                              4,822       1,413      3,409
 Long-term debt                                      (428)       (577)       149
- -----------------------------------------------------------------------------------
     Total interest expense                      $    (45)  $    (145)  $    100
- -----------------------------------------------------------------------------------
     Change in net interest income (FTE)*<F1>    $    814   $  18,007   $(17,193)
===================================================================================
<F1>*  Based on a 35% tax rate.



          Table 1 presents the average balance sheets, net interest income (FTE) and interest rates for the third quarter of 1994 and 1993, the second quarter of 1994 and the first nine months of 1994 and 1993. Table 2 analyzes the components of changes in net interest income between these same periods.

Provision For Loan Losses
     Loan quality improvements continued this quarter and led to another negative provision for loan losses and a corresponding reduction in the allowance for loan losses. Fewer nonperforming assets and watch list loans and lower net charge-offs, primarily due to net recoveries on commercial loans, resulted in a negative $2.6 million provision for loan losses in the current quarter and a negative $11.2 million in the first nine months of 1994. The provision for loan losses was a negative $2.2 million in 1993's third quarter and a negative $3.9 million in the first nine months of 1993. In the second quarter of 1994, the negative provision was $4.8 million. The $2.2 million reduction in the negative provision compared to the second quarter resulted from continued loan growth.
     A continuation of negative provisions in future quarters similar in size to the third quarter is unlikely, since, among other things, loan growth is expected to continue. However, the provision may be minimal or negative for the fourth quarter of 1994.
     For a discussion of the allowance for loan losses, net charge-offs and nonperforming assets, see the Credit Risk Management section of this Financial Review.

Other Income
     Other income, excluding losses on securities transactions of $20.6 million, was $27.0 million in the third quarter, an 8% increase over 1993's third quarter and 1% lower than in the second quarter of 1994.
     The 8% improvement over 1993's third quarter was due to increases in ATM fees related to a new ATM usage charge to non-customers implemented in the fourth quarter of 1993, plus income from higher volumes associated with additional machines, credit card income due to increased merchant fees and new products ($639,000), trust fees from additional accounts ($633,000) and the absence of unrealized losses on off-balance sheet interest rate contracts ($662,000 in 1993's third quarter). Partially offsetting these increases was a $1.1 million unrealized loss in the current quarter on mortgage loans held for sale.
     Excluding securities transactions and the unrealized loss on mortgage loans held for sale, other income increased 3% from the prior quarter. Higher deposit fees and ATM fees were the primary causes of the increase. Lower trust fees were primarily related to the receipt of seasonal tax preparation fees in the prior quarter.
     For the nine-month period, other income, excluding securities transactions, was $81.6 million, 6% higher than in 1993. ATM fees increased $2.6 million from the prior year due to new ATM usage charges, plus higher volumes resulting from additional machines. Trust fee income increased $1.9 million, primarily from a higher volume of bond trusteeships and employee benefit plans. Increased credit card income resulted from higher merchant volumes and late charge fee income, plus income related to new products.
Broker/dealer revenue declined $1.2 million due to lower sales volumes reflecting customers' uncertainty in a rising interest rate environment. For the nine months, the $1.1 million unrealized loss on mortgage loans held for sale was offset by $1.3 million in realized gains on sales of mortgage loans earlier in the year.
     Securities transactions resulted in a $20.6 million loss in the third quarter of 1994 compared to a $229,000 gain in 1993's third quarter and a $6.7 million loss in the second quarter of 1994. For the nine-month period, securities transactions for 1994 and 1993 were a $26.1 million loss and a $503,000 gain, respectively.

Operating Expense
     Operating expense was $60.0 million for the third quarter, a 10% increase over the same period of 1993 and 2% higher than in the second quarter of this year. For the nine-month period, operating expense was $175.5 million, 9% higher than in the same period of 1993.
     Compared to the third quarter of 1993, the increase in operating expense was principally related to increases in personnel expense ($2.9 million), professional fees ($1.1 million) and equipment expense ($812,000). A 4% increase in the number of employees to improve service levels and to staff future revenue-producing initiatives, as well as 1994 merit increases for existing employees, caused the higher level of personnel expense. The increase in professional fees was primarily the result of FCC's initiative to improve profitability. Increased equipment expense was primarily related to the branch automation project.
     Operating expense in the third quarter rose $1.0 million from the second quarter of this year due to increased incentive compensation, a 1% increase in the average number of employees during the third quarter and higher equipment expense. A decrease in other operating expense was due to 1994's second quarter $308,000 loss related to the early termination of several interest rate contracts.
     For the nine-month period, operating expense was $13.8 million higher than last year primarily due to additional employees, 1994 merit raises for existing employees, higher equipment expense and professional fees. These increases were partially offset by lower nonperforming assets expense.

FINANCIAL CONDITION ANALYSIS

Investments
     At the end of the third quarter, $500 million of Treasury securities were sold and replaced with higher-yielding Treasury securities. These transactions increased the average yield on the $500 million by 219 basis points while extending the average maturity on these securities by four months. The average maturity of the total securities portfolio was extended by less than one month, to 3.6 years, as a result of these transactions. These transactions continue FCC's strategy of keeping its securities portfolio income stream close to a current market yield and follow similar transactions involving $490 million of Treasury securities during the prior quarter.

     Investments were 50% of earning assets in the third quarter, compared to 52% in 1994's second quarter. This decline reflects continued growth in loans.

Securities Available for Sale
     Securities Available for Sale were $2.8 billion, stated at fair value, at September 30, 1994, compared to $2.6 billion at June 30, 1994. At September 30, 1994, there was a net unrealized loss of $76.0 million, including gross losses of $88.0 million and gross gains of $12.0 million, compared to a net unrealized loss of $75.3 million at June 30, 1994. The net unrealized loss of $76.0 million reduced stockholders' equity by $49.4 million after tax at the end of the quarter. The unrealized loss resulted from increases in interest rates beginning late in the first quarter, causing a decline in the market values of these securities. The unrealized loss was virtually unchanged from the June 30, 1994 level with the realized loss recorded on the current quarter's securities sale offset by the effect of increases in interest rates during the third quarter.
     See Note 4 of Notes to Consolidated Financial Statements for additional information regarding Securities Available for Sale.

Securities Held to Maturity
     Securities Held to Maturity were $112.0 million at September 30, 1994, compared to $314.5 million at June 30, 1994 and $1.6 billion at September 30, 1993. As of January 1, 1994, $757 million of securities previously classified as Held to Maturity were reclassified as Available for Sale, which resulted in the decrease in this securities category when compared to last year. This reclassification was the result of the implementation of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." The decline from June 30, 1994 was related to the reinvestment of proceeds from maturities of securities in the Held to Maturity category into the Available for Sale classification.
     At September 30, 1994, there was a net unrealized gain of $70,000, including gross gains of $107,000 and gross losses of $37,000, in the Securities Held to Maturity portfolio. See Note 3 of Notes to Consolidated Financial Statements for additional information regarding the Held to Maturity portfolio.

Loans
     Loans and leases, net of unearned income, were $3.0 billion as of September 30, 1994, a 20% increase from one year ago and 6% higher than June 30. Average loans increased 19% from 1993's third quarter and were up 7% from the second quarter. Strong loan growth, across all sectors of the portfolio, is expected to continue throughout 1994.
     The strongest loan growth was in commercial, residential mortgage and consumer loans from the second quarter to the third quarter. The increase in consumer loans reflected growth in automobile and student loans. The increase in automobile loans was primarily related to consumers' anticipation of higher interest rates, while student loans reflected seasonal increases.
Commercial loan growth came from all industry categories.
     Average loans in the current quarter were higher than in last year's third quarter with increases in most categories of loans. The most significant increases were in residential mortgage, automobile and commercial loans. Strong demand for residential mortgage and automobile loans was primarily the result of consumers' anticipation of higher interest rates. Commercial loan growth was in virtually all industries, including energy, services and wholesale.

Money Market Investments
     As of September 30, 1994, money market investments were $8.3 million. Average money market investments were $25.4 million in the third quarter of 1994, $365.0 million in the third quarter of 1993 and $62.7 million last quarter. Money market investments decreased from last year due to the lower rates earned than in prior periods. Liquidity needs can be served through sales of Securities Available for Sale, which provide a higher return until funds are needed.
The decline from 1994's second quarter partially funded the higher level of loans in the third quarter.

Deposits
     At September 30, 1994, deposits were $5.2 billion. Average deposits for the third quarter were also $5.2 billion, of which 92% were core deposits and 8% were time deposits $100,000 and over.
The volume and mix did not change significantly during the quarter compared to the third quarter of 1993 or to the second quarter of 1994.

Short-Term Borrowings
     As of September 30, 1994, short-term borrowings were $650.1 million. During the third quarter, short-term borrowings averaged $537.5 million compared to $578.3 million in the third quarter of 1993 and $465.1 million in 1994's second quarter. The increase in short-term borrowings as compared to the prior quarter partially funded the growth in loans experienced in 1994's third quarter.

TABLE 3:  ANALYSIS OF DERIVATIVE PRODUCT INTEREST INCOME (EXPENSE)
- --------------------------------------------------------------------------------------
                                        Option      Interest    Amortizing
Three months ended September 30, 1994   Based        Rate       Interest/
(in thousands)                       Instruments     Swaps    Callable Swaps    Total
- --------------------------------------------------------------------------------------
Interest income (expense)            $    123     $   218     $      (175)    $   166
Premium amortization                       (7)          -               -          (7)
- --------------------------------------------------------------------------------------
Interest income (expense)            $    116     $   218     $      (175)    $   159
======================================================================================
                                        Option      Interest    Amortizing
Nine months ended September 30, 1994    Based        Rate       Interest/
(in thousands)                       Instruments     Swaps    Callable Swaps    Total
- --------------------------------------------------------------------------------------
Interest income                      $    433     $   103     $       721     $ 1,257
Premium amortization                     (285)          -               -        (285)
- --------------------------------------------------------------------------------------
Interest income                      $    148     $   103     $       721     $   972
- --------------------------------------------------------------------------------------

Off-Balance Sheet Investments

     Derivative products are used only to reduce overall interest rate risk. All of these interest rate contracts hedge specific assets and liabilities and qualify for deferral accounting. Net interest income from interest rate contracts was $159,000 this quarter, compared to $286,000 in last year's same quarter and $125,000 in the second quarter of 1994. Table 3 summarizes the impact of FCC's derivative products on net interest income for the third quarter and the first nine months of 1994, while Table 4 summarizes the changes in FCC's derivative products by type during 1994.
     See Note 8 of Notes to Consolidated Financial Statements for additional information regarding off-balance sheet instruments.

Credit Risk Management
Nonperforming Assets
     Nonperforming assets declined $2.7 million, or 12%, during the third quarter. Nonperforming assets were $20.9 million at September 30, 1994, compared to $39.3 million at September 30, 1993 and $23.7 million at June 30. As a percent of loans and foreclosed assets, nonperforming assets were .70% at quarter-end, 1.57% at September 30, 1993 and .84% at the end of the prior quarter.
     1993's positive trends in nonperforming assets continued throughout the first nine months of 1994, as shown in Table 5. Table 6 presents the detail of the changes in nonperforming assets during 1994. The decrease in nonperforming assets during the quarter was primarily due to the repayment of nonaccrual residential mortgage and commercial mortgage loans and payments on other real estate. 68% of nonperforming loans were contractually current or no more than 30 days past due at the end of 1994's third quarter, unchanged from last quarter. During the quarter, FCC recovered $456,000 of interest on nonaccrual loans, which was recorded as interest income.
     Loans and leases past due 90 days or more and not on nonaccrual status were $10.7 million at September 30, 1994, a $1.8 million decrease from the prior quarter. Watch list loans and foreclosed assets declined 9% during the third quarter to $120.9 million at September 30, 1994.

Allowance for Loan Losses
     The allowance for loan losses was $55.9 million as of September 30, 1994, a $14.4 million decline since September 30,
1993 and a $2.9 million decrease from the second quarter. The decreases from both periods reflect negative provisions for loan losses. As a percent of loans and leases, the allowance was 1.87%
at the end of this quarter, compared to 2.82% at September 30, 1993 and 2.09% at June 30, 1994. Management believes that the allowance is adequate to cover possible losses in the loan portfolio.
     Net charge-offs as a percent of average loans were .04% for both the second and third quarters of 1994, compared to .31% in the third quarter of 1993. The decline in net charge-offs from the third quarter of 1993 primarily reflected net recoveries on commercial loans of $794,000 in the current quarter, compared to net charge-offs of $228,000 last year. For the nine-month period, of 1994 net recoveries on commercial loans were $2.5 million. Net charge-offs on credit card loans remain stable at slightly less than 2% of average credit card loans. Table 7 presents the activity for the third quarter and the first nine months of 1994 and 1993.
     As discussed in the Nonperforming Assets section above, favorable loan quality trends have continued into 1994 and resulted in a negative provision for loan losses in 1994's third quarter and first nine-month period.

TABLE 4.  CHANGES IN DERIVATIVE PRODUCTS (NOTIONAL AMOUNTS)
- -----------------------------------------------------------------------------------------
                                    Option        Interest      Amortizing
                                     Based          Rate        Interest/
(in thousands)                     Instruments     Swaps        Callable Swaps   Total
- -----------------------------------------------------------------------------------------
Balance, January 1, 1994         $  755,000     $  13,000     $  250,000     $ 1,018,000
  Purchases                               -       110,000              -         110,000
  Maturities                       (200,000)       (5,000)             -        (205,000)
  Sales                            (455,000)       (8,000)             -        (463,000)
- -----------------------------------------------------------------------------------------
Balance, September 30, 1994      $  100,000     $ 110,000     $  250,000     $   460,000
- -----------------------------------------------------------------------------------------

TABLE 5. NONPERFORMING ASSETS
- --------------------------------------------------------------------------------------------------------------------------

                                                                                            September 30       December 31
(dollars in thousands)                                                                   1994         1993        1993
                                                                                                   (Restated)
- --------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans by type
  Loans to individuals-residential mortgages                                         $    3,322    $  6,033    $  4,998
  Loans to individuals-other                                                              1,210         903         866
  Commercial, financial and agricultural                                                  1,988       5,242       3,761
  Real estate-commercial mortgages                                                        9,651      14,932      15,613
  Real estate-other                                                                         159         275         223
- --------------------------------------------------------------------------------------------------------------------------
                                                                                         16,330      27,385      25,461
- --------------------------------------------------------------------------------------------------------------------------
Foreclosed assets
  Other real estate                                                                       8,101      18,962      12,667
  Other foreclosed assets                                                                    99         156          96
  Allowance for losses on foreclosed assets                                              (3,600)     (7,217)     (5,515)
- --------------------------------------------------------------------------------------------------------------------------
                                                                                          4,600      11,901       7,248
- --------------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets                                                       $   20,930    $ 39,286    $ 32,709
- --------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more and not on nonaccrual status                          $   10,715    $ 15,427    $ 12,523
- --------------------------------------------------------------------------------------------------------------------------
End of period ratios
  Nonperforming assets as a percent of loans and leases*<F1> plus foreclosed assets        0.70 %      1.57 %      1.22 %
  Allowance for loan losses as a percent of nonperforming loans                          342.33 %    256.66 %    268.26 %
  Loans and leases past due 90 days or more and not on nonaccrual status
    as a percent of loans and leases *<F1>                                                 0.36 %      0.62 %      0.47 %
- --------------------------------------------------------------------------------------------------------------------------
<F1>*Net of unearned income.


Capital and Dividends
     Stockholders' equity was $492.7 million at September 30, 1994, compared to $492.6 million at June 30. With the implementation of SFAS 115 on January 1, 1994, securities classified as Available for Sale were marked to market. This adjustment is reflected in stockholders' equity, net of the tax effect. The effect on equity was a $49.4 million unrealized loss at September 30, 1994 and a $48.9 million unrealized loss at June 30, 1994.
     The regulatory leverage and risk-based capital ratios do not include the effect of the accounting required by SFAS 115. Return on total equity and the equity ratio were affected by the SFAS 115 adjustment. Return on total equity was increased 65 basis points for the nine-month period and the equity ratio was 70 basis points lower at quarter-end, due to the SFAS 115 adjustment.
     As of September 30, 1994, the equity ratio was 7.62% of assets, and the regulatory leverage ratio was 8.24%, compared to an equity ratio of 7.80% and a leverage ratio of 8.31% at June 30, 1994. Table 8 presents FCC's risk-based and capital ratios as of September 30, 1994 and 1993 and December 31, 1993. All risk-based and capital ratios remain well above regulatory minimums.
     The Parent Company's sources of funds to pay dividends are its net working capital and the dividends it receives from the Banks. At September 30, 1994, the Parent Company had net working capital of $48.8 million. The Parent Company could receive dividends, without prior regulatory approval, of $183.4 million from the Banks plus an amount equal to the Banks' adjusted net profits for the remainder of the year.

PENDING ACQUISITIONS

     FCC has three acquisitions pending in its Lafayette, Lake Charles and New Orleans market areas. These acquisitions would increase assets by approximately $500 million. The mergers are subject to regulatory approval and certain other conditions. If all conditions are met, it is expected that the mergers would be completed in the first quarter of 1995.


TABLE 6:  CHANGES IN NONPERFORMING ASSETS
- ---------------------------------------------------------------------------------
                                    Three Months Ended        Nine Months Ended
(in thousands)                       September 30, 1994       September 30, 1994
- ---------------------------------------------------------------------------------
Balance at beginning of period        $       23,677            $    32,709
  Additions                                    3,123                  8,234
  Payments and sales                          (5,428)               (17,942)
  Writedowns, charge-offs and foreclosed
     assets provisions                          (317)                  (566)
  Loans returned to accrual status              (125)                (1,505)
- ---------------------------------------------------------------------------------
    Net change                                (2,747)               (11,779)
- ---------------------------------------------------------------------------------
Balance at end of period              $       20,930            $    20,930
- ---------------------------------------------------------------------------------

TABLE 7. SUMMARY OF LOAN AND LEASE LOSS EXPERIENCE
- ----------------------------------------------------------------------------------------------------------------------
                                                                      Three Months Ended       Nine Months Ended
                                                                         September 30             September 30
- ----------------------------------------------------------------------------------------------------------------------
                                                                   1994          1993         1994          1993
(dollars in thousands)                                                        (Restated)                 (Restated)
- ----------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                  $  58,755    $   74,436    $  68,302  $     79,919
Provision for loan losses                                          (2,550)       (2,233)     (11,214)       (3,904)
Loans and leases charged to the allowance
    Loans to individuals-residential mortgages                        105           177          190           556
    Loans to individuals-other                                        549           522        1,623         1,577
    Commercial, financial and agricultural                             87           937          422         2,467
    Real estate-commercial mortgages                                   81           133          143           467
    Real estate-other                                                   -            15            -            43
    Credit card loans                                               2,039         2,277        6,783         7,383
    Other                                                               -            26            -            26
- ----------------------------------------------------------------------------------------------------------------------
      Total charge-offs                                             2,861         4,087        9,161        12,519
- ----------------------------------------------------------------------------------------------------------------------
Recoveries on loans and leases previously charged to the allowance
    Loans to individuals-residential mortgages                        185           306          894           836
    Loans to individuals-other                                        327           373        1,110         1,155
    Commercial, financial and agricultural                            881           709        2,878         2,242
    Real estate-commercial mortgages                                  310           155          642           540
    Real estate-other                                                 171            18          543            70
    Credit card loans                                                 675           564        1,892         1,561
    Other                                                              10            46           17           387
- ----------------------------------------------------------------------------------------------------------------------
      Total recoveries                                              2,559         2,171        7,976         6,791
- ----------------------------------------------------------------------------------------------------------------------
        Net charge-offs                                               302         1,916        1,185         5,728
- ----------------------------------------------------------------------------------------------------------------------
Balance at end of period                                        $  55,903    $   70,287    $  55,903  $     70,287
======================================================================================================================
Gross charge-offs as a percent of average loans and leases*<F1>      0.40 %        0.67 %       0.44 %        0.71 %
Recoveries as a percent of gross charge-offs                        89.44 %       53.12 %      87.06 %       54.25 %
Net charge-offs as a percent of average loans and leases*<F1>        0.04 %        0.31 %       0.06 %        0.32 %
Allowance for loan losses as a percent of loans and leases*<F1>
  at end of period                                                   1.87 %        2.82 %       1.87 %        2.82 %
- ----------------------------------------------------------------------------------------------------------------------
<F1>*Net of unearned income.

TABLE 8. RISK-BASED CAPITAL AND CAPITAL RATIOS
- ---------------------------------------------------------------------------------------
                                                    September 30          December 31
(dollars in thousands)                           1994          1993           1993
                                                            (Restated)
- ---------------------------------------------------------------------------------------
Tier 1 capital                               $   527,697   $   477,283   $   493,529
Tier 2 capital                                   124,385       126,194       121,921
- ---------------------------------------------------------------------------------------
    Total capital                            $   652,082   $   603,477   $   615,450
- ---------------------------------------------------------------------------------------
Risk-weighted assets                         $ 3,262,862   $ 2,882,443   $ 3,005,545
- ---------------------------------------------------------------------------------------
Ratios at end of period
  Tier 1 capital                                   16.17 %       16.56 %       16.42 %
  Total capital                                    19.98 %       20.94 %       20.48 %
  Equity ratio                                      7.62 %        7.30 %        7.65 %
  Tangible equity ratio                             7.41 %        7.07 %        7.43 %
  Leverage ratio                                    8.24 %        7.50 %        7.63 %
- ---------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS (dollars in thousands)

                                                                                   September 30           December 31
- ----------------------------------------------------------------------------------------------------------------------
                                                                                1994           1993           1993
                                                                                            (Restated)
- ----------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                  $   336,527    $   423,631    $    387,548
  Interest-bearing deposits in other banks                                       6,138        335,434          55,422
  Securities
      Held to maturity (market value $112,108, $1,645,319
       and $1,547,086, respectively)                                           112,038      1,611,460       1,523,638
      Available for sale, at market                                          2,794,904              -               -
      Held for sale, at lower of aggregate amortized cost or market                  -      1,717,614       1,779,927
  Trading account securities                                                       134            150             482
  Federal funds sold and securities purchased under resale agreements            2,000         25,610          28,600
  Loans and leases, net of unearned income of $5,828, $13,699
      and $11,822, respectively)                                             2,985,840      2,488,104       2,674,697
      Allowance for loan losses                                                (55,903)       (70,287)        (68,302)
- ----------------------------------------------------------------------------------------------------------------------
        Net loans and leases                                                 2,929,937      2,417,817       2,606,395
- ----------------------------------------------------------------------------------------------------------------------
  Premises and equipment                                                       111,474         99,312         102,230
  Accrued interest receivable                                                   56,206         49,700          55,197
  Other real estate                                                              4,526         11,770           7,177
  Goodwill and other intangibles                                                14,430         16,725          16,143
  Other assets                                                                  98,128         54,099          97,526
- ----------------------------------------------------------------------------------------------------------------------
        Total assets                                                       $ 6,466,442    $ 6,763,322    $  6,660,285
======================================================================================================================
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits                                           $ 1,185,871    $ 1,129,205    $  1,196,259
    Interest-bearing deposits                                                3,978,848      3,983,970       4,107,813
  Foreign branch interest-bearing deposits                                       3,181         14,224           5,787
- ----------------------------------------------------------------------------------------------------------------------
        Total deposits                                                       5,167,900      5,127,399       5,309,859
- ----------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                                        650,091        778,577         678,316
  Accrued interest payable                                                      20,013         18,098          16,844
  Accounts payable and other accrued liabilities                                46,727        249,817          55,890
  Long-term debt                                                                89,010         95,423          89,704
- ----------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                    5,973,741      6,269,314       6,150,613
- ----------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
  Preferred stock, 5,000,000 shares authorized
    Series 1992, 7.25% cumulative convertible, $25 stated value
    Issued--2,398,170, 2,399,170 and 2,399,170 shares, respectively             59,954         59,979          59,979
  Common stock, $5 par value
    Authorized--100,000,000 shares
    Issued--26,162,932, 21,061,460 and 26,062,067 shares, respectively         130,815        105,310         130,311
  Capital surplus                                                              137,577        135,438         135,911
  Retained earnings                                                            214,702        194,649         184,288
  Unearned restricted stock compensation                                          (921)        (1,368)           (817)
  Net unrealized (loss) on securities available for sale                       (49,426)             -               -
- ----------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                             492,701        494,008         509,672
- ----------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                         $ 6,466,442    $ 6,763,322    $  6,660,285
======================================================================================================================
<F1>The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands except per share amounts)

                                                                         Three Months Ended              Nine Months Ended
                                                                              September 30                    September 30
- --------------------------------------------------------------------------------------------------------------------------------
                                                                      1994         1993                1994          1993
                                                                                   (Restated)                        (Restated)
- --------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans and leases                       $    62,412     $    54,843      $   175,388     $   159,593
  Interest on tax-exempt securities                                 1,811           2,182            5,479           7,007
  Interest and dividends on other taxable securities               38,414          38,638          114,366         120,510
  Interest on money market investments                                277           3,046            1,572           8,616
- --------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                         102,914          98,709          296,805         295,726
- --------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Interest on deposits                                             29,782          29,354           83,969          88,408
  Interest on short-term borrowings                                 5,808           4,295           15,200          10,378
  Interest on long-term debt                                        2,808           2,958            8,384           8,812
- --------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                         38,398          36,607          107,553         107,598
- --------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                64,516          62,102          189,252         188,128
PROVISION FOR LOAN LOSSES                                          (2,550)         (2,233)         (11,214)         (3,904)
- --------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                67,066          64,335          200,466         192,032
- --------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
  Deposit fees and service charges                                 11,382          11,012           32,820          32,462
  Credit card fee income                                                6,231           5,592           17,885          16,274
  Trust fee income                                                  3,350           2,717           10,381           8,505
  Broker/dealer revenue                                             1,754           2,135            5,631           6,803
  Other operating revenue                                           4,262           3,631           14,872          12,629
  Securities transactions                                         (20,576)            229          (26,137)            503
- --------------------------------------------------------------------------------------------------------------------------------
    Total other income                                              6,403          25,316           55,452          77,176
- --------------------------------------------------------------------------------------------------------------------------------
                                                                   73,469          89,651          255,918         269,208
OPERATING EXPENSE
  Salary expense                                                   27,320          24,468           79,490          71,038
  Employee benefits                                                 5,503           5,418           16,793          16,723
- --------------------------------------------------------------------------------------------------------------------------------
    Total personnel expense                                        32,823          29,886           96,283          87,761
  Net occupancy expense                                             4,355           4,004           12,631          11,651
  Equipment expense                                                 4,154           3,342           11,543           9,439
  FDIC insurance expense                                            2,909           2,892            8,689           8,814
  Other operating expense                                          15,773          14,465           46,351          44,045
- --------------------------------------------------------------------------------------------------------------------------------
    Total operating expense                                        60,014          54,589          175,497         161,710
- --------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE                                   13,455          35,062           80,421         107,498
INCOME TAX EXPENSE                                                  4,032          11,192           25,787          35,113
- --------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                          9,423          23,870           54,634          72,385
PREFERRED DIVIDEND REQUIREMENTS                                     1,086           1,087            3,260           3,261
- --------------------------------------------------------------------------------------------------------------------------------
INCOME APPLICABLE TO COMMON SHARES                            $     8,337     $    22,783      $    51,374     $    69,124
================================================================================================================================
EARNINGS PER SHARE
  Primary                                                     $      0.32     $      0.87      $      1.95     $      2.65
  Fully diluted                                               $      0.32     $      0.80      $      1.86     $      2.42
WEIGHTED AVERAGE SHARES OUTSTANDING
  Primary                                                      26,320,908      26,171,436       26,317,289      26,112,473
  Fully diluted                                                26,320,908      32,180,625       32,248,756      32,131,569
- --------------------------------------------------------------------------------------------------------------------------------
<F1>The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (dollars in thousands except per share data)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Net
                                                                                                                   Unrealized
                                                                                                        Unearned   (Loss) on
                                                             Preferred                                 Restricted  Securities
                                                             Stock         Common   Capital  Retained    Stock     Available
                                                             Series 1992   Stock    Surplus  Earnings Compensation  for Sale  Total
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993 (Restated)                         $59,991    $103,882  $129,758  $140,315  $   (606) $      -  $433,340
  Net income                                                        -           -         -    72,385         -         -    72,385
  Cash dividends:
    Series 1992 preferred stock ($1.36 per share)                   -           -         -    (3,261)        -         -    (3,261)
    Common stock ($.60 per share)                                   -           -         -   (14,790)        -         -   (14,790)
  Conversion of 470 shares of preferred stock
     into 437 shares of common stock                              (12)          2        10         -         -         -         -
  Common stock issuances:
    FANB Convertible Debt-65,877 shares                             -         329       301         -         -         -       630
    Tax-Deferred Savings Plan-63,894 shares                         -         319     1,980         -         -         -     2,299
    Dividend and Interest Reinvestment and
      Stock Purchase Plan- 38,934 shares                            -         195     1,133         -         -         -     1,328
    Stock options exercised, net of shares surrendered
      in payment and tax benefit - 78,397 shares                    -         392       637         -         -         -     1,029
  Restricted stock issued - 38,255 shares                           -         191     1,157         -    (1,348)        -         -
  Amortization of unearned restricted stock compensation            -           -         -         -     1,048         -     1,048
  Change in estimated restricted stock value                        -           -       462         -      (462)        -         -
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1993 (Restated)                      $59,979    $105,310  $135,438  $194,649  $ (1,368) $      -  $494,008
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994                                    $59,979    $130,311  $135,911  $184,288  $   (817) $      -  $509,672
  Net income                                                        -           -         -    54,634         -         -    54,634
  Cash dividends:
    Series 1992 preferred stock ($1.36 per share)                   -           -         -    (3,260)        -         -    (3,260)
    Common stock ($.80 per share)                                   -           -         -   (20,925)        -         -   (20,925)
  Conversion of 1,000 shares of preferred stock
    into 1,164 shares of common stock                             (25)          6        19         -         -         -         -
  Common stock issuances:
    Tax-Deferred Savings Plan- 12,152 shares                        -          59       249         -         -         -       308
    Dividend and Interest Reinvestment and
      Stock Purchase Plan- 20,400 shares                            -         102       385       (35)        -         -       452
    Stock options exercised, net of shares surrendered
      in payment and tax benefit- 57,567 shares                     -         288       533         -         -         -       821
  Restricted stock issued- 9,792 shares                             -          49       222         -      (271)        -         -
  Amortization of unearned restricted stock compensation            -           -         -         -       425         -       425
  Change in estimated restricted stock value                        -           -       258         -      (258)        -         -
  Net unrealized (loss) on securities available for sale            -           -         -         -         -   (49,426)  (49,426)
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994                                 $59,954    $130,815  $137,577  $214,702  $   (921) $(49,426) $492,701
- ------------------------------------------------------------------------------------------------------------------------------------
<F1>The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
- ------------------------------------------------------------------------------------------------------------------------
                                                                                                  Nine Months Ended
                                                                                                   September 30
- ------------------------------------------------------------------------------------------------------------------------
                                                                                                1994            1993
                                                                                                             (Restated)
- ------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net Income                                                                                $    54,634    $     72,385
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                                 (11,214)         (3,904)
      Depreciation and amortization                                                              10,314           8,167
      Amortization of intangibles                                                                 1,713           2,178
      Deferred income taxes                                                                       5,743           2,594
      Net loss (gain) from securities transactions                                               26,137            (503)
      Decrease in trading account securities                                                        348           2,226
      (Increase) decrease in accrued interest receivable                                         (1,009)          7,286
      Decrease in other assets                                                                   22,255           8,407
      Increase in accrued interest payable                                                        3,169           2,268
      Increase (decrease) in accounts payable and other accrued liabilities                     (12,472)         10,462
      Other, net                                                                                    543           1,298
- ------------------------------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                                               100,161         112,864
- ------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Net decrease in interest-bearing deposits in other banks                                       49,284          48,246
  Proceeds from sales and calls of securities held to maturity and held for sale                     65         210,309
  Proceeds from maturities of securities held to maturity and held for sale                     656,404         850,097
  Purchases of securities held to maturity and held for sale                                        (14)     (1,127,430)
  Proceeds from sales and calls of securities available for sale                              1,423,012             -
  Proceeds from maturities of securities available for sale                                     200,208             -
  Purchases of securities available for sale                                                 (1,986,318)            -
  Net (increase) decrease in federal funds sold and securities purchased
    under resale agreements                                                                      26,600          (5,624)
  Net (increase) in loans                                                                      (313,836)       (163,537)
  Purchases of premises and equipment                                                           (20,002)        (11,776)
  Proceeds from sales of foreclosed assets                                                        5,182          10,907
  Other, net                                                                                        427              38
- ------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                             41,012        (188,770)
- ------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net (decrease) in demand deposits, NOW accounts,
    money market accounts and savings accounts                                                 (203,103)        (40,585)
  Net increase (decrease) in domestic and foreign time deposits                                  61,144        (108,904)
  Net increase (decrease) in short-term borrowings                                              (28,225)        299,454
  Payments on long-term debt                                                                       (694)           (251)
  Proceeds from sales of common stock                                                             1,219           3,692
  Cash dividends                                                                                (22,535)        (18,046)
- ------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                           (192,194)        135,360
- ------------------------------------------------------------------------------------------------------------------------
    INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                            (51,021)         59,454
    CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                            387,548         364,177
- ------------------------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT END OF PERIOD                                              $   336,527    $    423,631
- ------------------------------------------------------------------------------------------------------------------------
<F1>The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial
    Statements.


NOTE 1
Summary of Significant Accounting Policies

   The consolidated financial statements include the accounts of First Commerce Corporation (FCC) and all of its subsidiaries. All significant intercompany accounts and transactions are eliminated.
    The consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the consolidated financial condition, results of operations and cash flows for the interim periods. Adjustments included herein are of a normal recurring nature and include appropriate estimated provisions. The consolidated financial statements for the interim periods have not been independently audited.
However, the interim consolidated financial statements have been reviewed by FCC's independent public accountants in accordance with standards for such reviews established by the American Institute of Certified Public Accountants, and their review report is included herein.
    Certain prior year amounts have been reclassified to conform with current year financial statement presentation.
    The Notes to Consolidated Financial Statements included herein should be read in conjunction with the Notes to Consolidated Financial Statements included in FCC's 1993 Annual Report to Stockholders.


NOTE 2
Acquisitions

Effective January 1, 1994, First Acadiana National Bancshares, Inc. (FANB), the parent company of First Acadiana National Bank, was acquired by FCC for 1,290,145 shares of common stock. First Acadiana National Bank was merged with The First National Bank of Lafayette, a wholly owned subsidiary of FCC. The acquisition was accounted for as a pooling-of-interests.

All 1993 financial information reported reflects the pooling-of-interests with FANB. Financial information prior to 1993 was not restated, since the effect would be immaterial.


NOTE 3
Securities Held to Maturity

  An analysis of securities held to maturity follows (in thousands):

- ---------------------------------------------------------------------------------------------------
                                      Amortized      Unrealized  Unrealized         Fair
                                        Cost            Gains     (Losses)           Value
- ---------------------------------------------------------------------------------------------------
September 30, 1994
- ---------------------------------------------------------------------------------------------------
U.S. treasury and agency securities   $   103,028    $       (37)  $    (37)  $      103,097
Obligations of states and
    political subdivisions                    191              -          -              191
Equity securities                           8,319              1          -            8,320
Other debt securities                         500              -          -              500
- ---------------------------------------------------------------------------------------------------
    Total securities held
        to maturity                   $   112,038    $       107   $    (37)  $      112,108
- ---------------------------------------------------------------------------------------------------
September 30, 1993 (Restated)
- ---------------------------------------------------------------------------------------------------
U.S treasury securities               $   830,725    $    10,117   $      -   $      840,842
Obligations of U.S.
  agencies and
  corporations                            692,289         10,984       (194)         703,079
Obligations of states and
  political subdivisions                   70,549         12,929          -           83,478
Other bonds, notes,
  debentures and stock                     17,897             39        (16)          17,920
- ---------------------------------------------------------------------------------------------------
   Total securities held
       to maturity                    $ 1,611,460    $    34,069   $   (210)  $    1,645,319
- ---------------------------------------------------------------------------------------------------


  An analysis of the amortized cost and fair values of the securities held to maturity by contractual maturity periods follows (in thousands):

                                      Amortized      Unrealized  Unrealized         Fair
                                        Cost            Gains      (Losses)         Value
- ---------------------------------------------------------------------------------------------------
September 30, 1994
- ---------------------------------------------------------------------------------------------------
Within one year                       $   103,063  $         106   $    (34)  $      103,135
One to five years                             156              -         (3)             153
Five to ten years                             500              -          -              500
After ten years                             8,319              1          -            8,320
- ---------------------------------------------------------------------------------------------------
   Total securities held
        to maturity                   $   112,038  $         107   $    (37)  $      112,108
- ---------------------------------------------------------------------------------------------------

NOTE 4
Securities Available for Sale

  An analysis of securities held for sale follows (in thousands):

                                        Amortized      Unrealized     Unrealized       Fair
                                           Cost          Gains         (Losses)       Value
- -------------------------------------------------------------------------------------------------------
September 30, 1994
- -------------------------------------------------------------------------------------------------------
U.S. treasury and agency securities
  (excluding mortgage-backed agencies $ 1,383,071    $     1,185    $  (10,887)   $ 1,373,369
Mortgage-backed securities              1,364,338             92       (75,540)     1,288,890
Obligations of states and
  political subdivisions                   97,023         10,706        (1,014)       106,715
Equity securities                          26,512              0          (582)        25,930
- -------------------------------------------------------------------------------------------------------
    Total securities
     available for sale               $ 2,870,944    $    11,983    $  (88,023)   $ 2,794,904
- -------------------------------------------------------------------------------------------------------

    During the current quarter, proceeds from the sales and calls of securities available for sale were $486,041,000, resulting in gross realized losses of $20,537,000. The net unrealized loss on available for sale securities, net of the tax effect, included as a separate component of equity was $49,426,000 at September 30, 1994. The fair value of securities available for sale is the market value. The fair value was determined from quoted prices or quoted prices of similar securities of comparable risk and maturity where no quoted market price exists.


  An analysis of the amortized cost and fair values of the securities available for sale by contractual maturity periods follows (in thousands):

                                        Amortized      Unrealized     Unrealized       Fair
                                           Cost          Gains         (Losses)       Value
- -------------------------------------------------------------------------------------------------------
September 30, 1994
- -------------------------------------------------------------------------------------------------------
Within one year                       $    45,725 $          483    $       (5)   $    46,203
One to five years                       1,419,871          1,407       (12,641)     1,408,637
Five to ten years                         243,498          1,002       (13,197)       231,303
After ten years                         1,161,850          9,091       (62,180)     1,108,761
- -------------------------------------------------------------------------------------------------------
  Total securities
     available for sale               $ 2,870,944 $       11,983    $  (88,023)   $ 2,794,904
- -------------------------------------------------------------------------------------------------------

NOTE 5
Loans and Leases

  The composition of loans and leases was as follows (in thousands):

                                      September 30      December 31
=====================================================================
                                 1994         1993         1993
                                           (Restated)
- ---------------------------------------------------------------------
Domestic
  Loans to individuals -
    Residential mortgages
        First lien             $   500,090  $   362,721  $   448,054
        Junior lien                 70,475       85,453       73,308
  Loans to individuals - other     821,330      625,478      663,364
  Commercial, financial
    and agricultural               593,047      474,231      482,677
  Real estate                      539,297      493,001      521,283
  Credit card loans                385,303      364,427      383,932
  Other loans                       78,101       92,210      106,465
- ---------------------------------------------------------------------
    Total domestic loans
      and leases                 2,987,643    2,497,521    2,679,083
International
  In domestic offices                4,025        4,282        7,436
- ---------------------------------------------------------------------
    Total loans and leases       2,991,668    2,501,803    2,686,519
Unearned income                     (5,828)     (13,699)     (11,822)
- ---------------------------------------------------------------------
    Loans and leases, net
     of unearned income        $ 2,985,840  $ 2,488,104  $ 2,674,697
=====================================================================

NOTE 6
Allowance for Loan Losses

  A summary analysis of the transactions in the allowance for loan losses follows (dollars in thousands):

                                                       Three Months Ended
                                                            September 30
=============================================================================
                                                   1994            1993
                                                                (Restated)
- -----------------------------------------------------------------------------
Balance at beginning of period                  $  58,755        $  74,436
Provision for loan losses                          (2,550)          (2,233)
  Loans and leases charged to the allowance        (2,861)          (4,087)
  Recoveries on loans and leases previously
    charged to the allowance                        2,559            2,171
- -----------------------------------------------------------------------------
    Net charge-offs                                  (302)          (1,916)
- -----------------------------------------------------------------------------
Balance at end of period                        $  55,903        $  70,287
- -----------------------------------------------------------------------------
Net annualized charge-offs as a percent of
  average loans and leases*<F1>                      0.04 %           0.31 %
Allowance for loan losses as a percent of
  loans and leases*<F1> at end of period             1.87 %           2.82 %
=============================================================================
<F1>*Net of unearned income.

                                                       Nine Months Ended
                                                            September 30
=============================================================================
                                                1994             1993
                                                                (Restated)
- -----------------------------------------------------------------------------
Balance at beginning of period                  $  68,302        $  79,919
Provision for loan losses                         (11,214)          (3,904)
  Loans and leases charged to the allowance        (9,161)         (12,519)
  Recoveries on loans and leases previously
    charged to the allowance                        7,976            6,791
- -----------------------------------------------------------------------------
    Net charge-offs                                (1,185)          (5,728)
- -----------------------------------------------------------------------------
Balance at end of period                        $  55,903        $  70,287
- -----------------------------------------------------------------------------
Net annualized charge-offs as a percent of
  average loans and leases*<F1>                      0.06 %           0.32 %
Allowance for loan losses as a percent of
  loans and leases*<F1> at end of period             1.87 %           2.82 %
=============================================================================
<F1>*Net of unearned income.

NOTE 7
Debt

  Total cash payments for interest expense on deposits, short-term borrowings and long-term debt were $104,384,000 and $105,712,000 for the nine-month periods ended September 30, 1994 and 1993, respectively.


NOTE 8
Off-Balance Sheet Instruments

  A summary of obligations under financial instruments which are not reflected in the Consolidated Balance Sheets follows (in thousands):

                                                      September 30
=======================================================================
                                                    1994        1993
                                                             (Restated)
- -----------------------------------------------------------------------
Commitments to extend credit for loans and
  leases (excluding credit card plans)          $  918,275   $ 611,025
Commitments to extend credit for credit
  card plans                                    $1,305,800   $ 978,763
Commercial letters of credit                    $    3,917   $   4,445
Financial letters of credit                     $   52,508   $  48,882
Performance letters of credit                   $   16,956   $  15,882
Foreign exchange contracts
  Commitments to purchase                       $      572   $   2,938
  Commitments to sell                           $      486   $   2,863
When-issued securities
  Commitments to purchase                       $       25   $       -
  Commitments to sell                           $       25   $       -
Interest rate contracts*<F1>
  Cap corridors                                 $  100,000   $       -
  Caps                                          $        -   $   5,000
  Floors                                        $        -   $ 100,000
  Swaps, including amortizing interest
     rate swaps                                 $  360,000   $ 563,000
- -----------------------------------------------------------------------
<F1>*Notional principal amounts.


NOTE 9
Contingencies

    FCC and its subsidiaries have been named as defendents in various legal actions arising from normal business activities in which damages in various amounts are claimed. The amount, if any, of ultimate liability with respect to such matters cannot be determined. However, after consulting with legal counsel, management believes any such liability will not have a material effect on FCC's consolidated financial condition or results of operations.

NOTE 10
Income Taxes

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There were net deferred tax assets of $45.10 million and $12.92 million on September 30, 1994 and 1993, respectively. The major temporary differences which created deferred tax assets and liabilities as of September 30, 1994 and 1993 are as follows (in thousands):



- --------------------------------------------------------------------------------------------------------------------
                                                           September 30, 1994      September 30, 1993 (Restated)
- --------------------------------------------------------------------------------------------------------------------
                                                     Deferred         Deferred        Deferred        Deferred
                                                       Tax              Tax             Tax             Tax
                                                      Assets        Liabilities        Assets       Liabilities
- --------------------------------------------------------------------------------------------------------------------
Unrealized loss on securities                  $        26,614    $      -        $      -        $      -
Allowance for loan losses                               19,706           -               23,510          -
Alowance for losses on foreclosed assets                 3,302           -                4,654          -
Amortization of intangibles                              3,137           -               -               -
Nonaccrual loan interest                                 2,862           -                3,740          -
Employee benefits                                        2,087           -                1,670          -
Accumulated depreciation                                -                 4,208          -                4,144
Bond accretion                                          -                 4,180          -                3,843
Accrued liabilities                                     -                 3,944          -               12,820
Other                                                    3,906            4,181           2,860           2,709
- --------------------------------------------------------------------------------------------------------------------
  Total deferred taxes                         $        61,614    $      16,513   $      36,434   $      23,516
- --------------------------------------------------------------------------------------------------------------------

     The components of income tax expense under the liability method in the consolidated statements of income for the three and nine-month periods ended September 30 were as follows (in thousands):


- ------------------------------------------------------------------------------------------------
                                     Three months ended                    Nine months ended
                                       September 30                          September 30
- ------------------------------------------------------------------------------------------------
                                         1994          1993             1994            1993
                                                    (Restated)                       (Restated)
- ------------------------------------------------------------------------------------------------
Current                            $       1,641 $      10,545    $      20,044   $      32,519
Deferred                                   2,391           647            5,743           2,594
- ------------------------------------------------------------------------------------------------
   Total                           $       4,032 $      11,192    $      25,787   $      35,113
- ------------------------------------------------------------------------------------------------

     Income tax expense related to state and foreign income taxes are included above and were insignificant in all periods presented.

     The statutory federal income tax rate was increased to 35% from 34% on August 10, 1993. This increase was made retroactive to January 1, 1993. The additional income tax expense resulting from this rate change was not recorded until the quarter ended September 30, 1993. Total income tax expense for the three and nine-months ended September 30, 1994 and 1993 was different from the amount computed by applying the statutory federal income tax rates to pretax income as follows (in percentages):


- --------------------------------------------------------------------------------------------------------------------
                                                         Three months ended                       Nine months ended
                                                              September 30                            September 30
- --------------------------------------------------------------------------------------------------------------------
                                                       1994              1993           1994            1993
                                                                     (Restated)                      (Restated)
- --------------------------------------------------------------------------------------------------------------------
Federal income tax expense                               35.00 %          35.00 %         35.00 %         35.00   %
Increase (decrease) resulting from:
  Benefits attributable to tax-exempt interest           (6.47)           (2.85)          (3.22)          (2.73)
  Effect of change in tax rate for the six months
     ended June 30, 1993                                -                  2.00          -               -
  Effect of change in tax rate on beginning
     deferred items                                     -                 (1.27)         -                (0.41)
  Effect of adopting SFAS 109                           -                -               -                 0.55
  Nondeductible expenses                                  1.83             0.49            0.83            0.45
  Other items, net                                       (0.39)           (1.45)          (0.54)          (0.20)
- --------------------------------------------------------------------------------------------------------------------
Actual income tax expense                                29.97 %          31.92 %         32.07 %         32.66 %
- --------------------------------------------------------------------------------------------------------------------


     FCC's cash payments for federal income tax liabilities were $31.49 million and $26.53 million for the nine months ended September 30, 1994 and 1993, respectively.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders
and Board of Directors of
First Commerce Corporation:

     We have reviewed the accompanying consolidated balance sheets of FIRST COMMERCE CORPORATION (a Louisiana corporation) and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of income for the three-month and nine-month periods ended September 30, 1994 and 1993, and the consolidated statements of changes in stockholders' equity and cash flows for the nine-month periods ended September 30, 1994 and 1993. These financial statements are the responsibility of the company's management.


     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of First Commerce Corporation and subsidiaries as of December 31, 1993 and the related statements of income, changes in stockholders' equity and cash flows for the year then ended (not presented herein) and, in our report dated January 12, 1994, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1993 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                   /s/  Arthur Andersen LLP
                                   ARTHUR ANDERSEN LLP



New Orleans, Louisiana
October 12, 1994